Exhibit 99.161

North Valley Bancorp Declares Cash Dividend

          November 20, 2008 - REDDING, CA—(MARKETWIRE) – The Board of Directors of North Valley Bancorp (NASDAQ: NOVB), has declared a cash dividend of $0.10 (ten cents) per common share. The dividend is payable on January 2, 2009, to holders of record at the close of business on December 12, 2008.

          North Valley Bancorp is a bank holding company headquartered in Redding, California. Its subsidiary, North Valley Bank (“NVB”), operates twenty-six commercial banking offices in Shasta, Humboldt, Del Norte, Mendocino, Yolo, Solano, Sonoma, Placer and Trinity Counties in Northern California, including two in-store supermarket branches and seven Business Banking Centers and a loan production office in Vacaville, California. North Valley Bancorp, through NVB, offers a wide range of consumer and business banking deposit products and services including internet banking and cash management services. In addition to these depository services, NVB engages in a full complement of lending activities including consumer, commercial and real estate loans. Additionally, NVB has SBA Preferred Lender status and provides investment services to its customers. Visit the Company’s website address at www.novb.com for more information.

For further information contact:

Michael J. Cushman	or	Kevin R. Watson
President & Chief Executive Officer		EVP & Chief Financial Officer
(530) 226-2900 Fax: (530) 221-4877		(530) 226-2900 Fax: (530) 221-4877